THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GRANDPARENTS.COM, INC.

Grandparents.com, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.          The present name of the Corporation is Grandparents.com, Inc.

2.          The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) was May 9, 1996 under the name Pacific Biometrics, Inc. (the “Original Certificate of Incorporation”). The Original Certificate of Incorporation was amended and restated by the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State on July 29, 1996 (the “First Amended and Restated Certificate of Incorporation”). The First Amended and Restated Certificate of Incorporation was amended and restated by the Second Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State on December 17, 2009 (the “Second Amended and Restated Certificate of Incorporation”). On September 1, 2011, the Corporation filed an amendment to the Second Amended and Restated Certificate of Incorporation with the Secretary of State to change its corporate name to NorWesTech, Inc. On February 22, 2012, the Corporation filed Certificates of Designation with the Secretary of State designating the rights, preferences and terms of the Corporation’s Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Certificate of Designation”), and a Certificate of Designation designating the rights, preferences and terms of the Corporation’s Series B Convertible Preferred Stock, par value $.01 per share (the “Series B Certificate of Designation”). On February 23, 2012, the Corporation filed a Certificate of Ownership and Merger with the Secretary of State to effect a short form merger of its wholly owned subsidiary with and into the Corporation and, in connection therewith, to further amend the Second Amended and Restated Certificate of Incorporation, as amended, to change its corporate name to Grandparents.com, Inc. On May 9, 2012, the Corporation filed a Second Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State to increase its authorized shares of capital stock. On March 4, 2014, the Corporation filed Certificates of Elimination with the Secretary of State to eliminate the Series A Certificate of Designation and the Series B Certificate of Designation from the Second Amended and Restated Certificate of Incorporation, as amended.

3.          This Third Amended and Restated Certificate of Incorporation of the Corporation (this “Third Amended and Restated Certificate of Incorporation”) has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Second Amended and Restated Certificate of Incorporation, as amended.

4.          This Third Amended and Restated Certificate of Incorporation so adopted reads in full as set forth below:

FIRST: The name of the corporation (the “Corporation”) is “Grandparents.com, Inc.”

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, and its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is three hundred and fifty-five million (355,000,000), which shall consist of: (i) three hundred and fifty million (350,000,000) shares of common stock, par value $.01 per share; and (ii) five million (5,000,000) shares of preferred stock, par value $.01 per share.

The Board of Directors has the express power, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of any or all of the shares of preferred stock in classes or series, and to establish from time to time the number of shares to be included in each class or series, and to fix by resolution the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights of shares of each class or series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each class or series of preferred stock shall include, but not be limited to, determination of the following:

a.           The number of shares constituting the class or series and the distinctive designation of the class or series;

b.           The dividend rate on the shares of the class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of the class or series;

c.           Whether the class or series will have voting rights, and, if so, the terms of the voting rights;

d.           Whether the class or series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

e.           Whether or not the shares of the class or series will be redeemable, and, if so, the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

f.            Whether the class or series shall have a sinking fund for the redemption or purchase of shares of the class or series, and, if so, the terms and amount of the sinking fund;

g.           The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of the class or series; and

h.           Any other powers, terms, rights, qualifications, preferences, limitations and restrictions, if any, of the class or series as the Board of Directors may lawfully fix under the laws of the State of Delaware as in effect at the time of the creation of such series.

Any of the powers, voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of preferred stock may be made dependent upon facts ascertainable outside this Third Amended and Restated Certificate of Incorporation or of any amendment thereof, or outside the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors pursuant to the authority expressly granted herein, provided that the manner in which such facts shall operate upon the powers, voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of preferred stock is clearly and expressly set forth in this Third Amended and Restated Certificate of Incorporation or in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors.

FIFTH: The Board of Directors of the Corporation shall have the power to adopt, amend and repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Article SEVENTH shall eliminate or limit the liability of any director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of the Third Amended and Restated Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be duly executed on its behalf by an authorized officer on this 4th day of March, 2014.

GRANDPARENTS.COM, INC.

By:	/s/ Steve Leber
Name:	Steve Leber
Title:	Co-CEO